Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of June 1, 2007 (the “Effective Date”), is entered into by and between Quidel Corporation, a Delaware corporation (the “Company”), and Mark Paiz (“Paiz”).

RECITALS

A.                                   Paiz currently serves as the Company’s Chief Operating Officer and will resign as an employee of the Company on August 31, 2007.  Pursuant to pre-existing and continuing employment and related understandings and agreements, Paiz’s employment with the Company is and remains “at will.”

B.                                     The Company desires to engage Paiz to provide consulting services to the Company pursuant to this Agreement and Paiz desires to provide such consulting services to the Company pursuant to this Agreement.

C.                                     The Company and Paiz desire to enter into an agreement setting forth various terms and conditions in connection with the termination of Paiz’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.                                       Resignation.

Consistent with the Resignation (attached hereto as Exhibit A) which Paiz has executed and delivered concurrently with this Agreement, the term of Paiz’s employment shall continue until, and then automatically terminate, on August 31, 2007, or such earlier date if Paiz’s employment is terminated as provided herein (the “Termination Date”).  Through the Termination Date and subject to Section 4 below, Paiz will continue to receive his current salary and benefits and his employment shall continue on the same terms and conditions as of the date hereof.  Paiz shall not receive a bonus for 2007.  Upon his termination of employment, Paiz will be paid for all accrued and unused vacation.  Prior to the Termination Date, the Company may, in its sole discretion, relieve Paiz of all or a part of his duties and assign Paiz other reasonable duties and responsibilities which Paiz agrees to perform until the Termination Date.

2.                                       Consulting Services.

Effective September 1, 2007, and subject to Paiz signing (and not thereafter revoking) a Release of Claims in the form set forth on Exhibit B hereto on or after August 31, 2007, Paiz shall provide such consulting services as are reasonably requested by the Company (the “Consulting Services”).  The Consulting Services shall include Paiz remaining available to work on designated projects and assignments for up to 24 hours per month.  In providing the

Consulting Services, Paiz shall report to the Chief Executive Officer of the Company and/or such individual or individuals as the Chief Executive Officer shall designate.

(a)                                  Term.  The consulting arrangement described in this Section 2 shall continue through August 31, 2008 unless earlier terminated as provided for in this Agreement.

(b)                                 Compensation.  In consideration of the Consulting Services, the Company shall pay Paiz a total of $300,000 plus pay for outplacement services and six months of COBRA insurance premium payments commencing from the Termination Date.  Compensation for the Consulting Services hereunder shall be paid in accordance with the following schedule, provided that Paiz complies with his obligations set forth in Section 3 below:

September 1, 2007	$45,000
December 1, 2007	$45,000
March 1, 2008	$75,000
August 31, 2008	$135,000

Paiz shall be responsible for all taxes, including self-employment taxes, with respect to such payments.

(c)                                  Business Expenses.  The Company shall reimburse Paiz for reasonable expenses incurred in providing the Consulting Services, provided such expenses are at the Company’s request or are incurred with the Company’s approval and provided Paiz has supplied reasonable supporting documentation for such expenses.  Such reimbursement shall otherwise be made in a manner consistent with the Company’s generally applicable policies.

(d)                                 Independent Contractor.  In providing the Consulting Services, Paiz expressly agrees that he is an independent contractor and shall not be considered to be an employee or agent of the Company in any matter under any circumstances or for any purposes whatsoever.  The Company shall not provide Paiz with any benefits, including pension, retirement, or any kind of insurance benefits, including workers’ compensation insurance, on account of the Consulting Services.

3.                                       Cooperation; Covenants.

(a)                                  Between the date hereof and the Termination Date, Paiz will cooperate and assist the Company in any and all ongoing matters and in transitioning his duties, and Paiz shall use his best efforts to transition his duties and responsibilities to such individual or individuals as the Chief Executive Officer of the Company shall designate.

(b)                                 Paiz hereby reaffirms his obligation to adhere to the terms of the Confidentiality Agreement he signed on December 8, 1997.  Paiz agrees and acknowledges that said Confidentiality Agreement will remain in effect during his consulting assignment and thereafter.

(c)                                  On the Termination Date, Paiz agrees to return to the Company all of the Company’s property, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data) or copies thereof created on any medium, prepared or obtained by him in the course of or incident to Paiz’s employment with the Company.

(d)                                 Upon the termination of his consulting assignment, Paiz agrees to return to the Company all of the Company’s property, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data) or copies thereof created on any medium, prepared or obtained by him in the course of or incident to the provision of the Consulting Services.

(e)                                  Paiz agrees that while employed by the Company and during the period of his consulting he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company in the rapid diagnostic test market in upper respiratory infectious diseases, reproductive health (in the professional market), or Fecal Occult Blood testing; provided, however, that Paiz’s passive investment of up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement.

(f)                                    Paiz agrees that for a period of two years following the termination of his employment he will not directly or indirectly solicit or attempt to solicit, by any means, any employee or consultant of the Company or any of its affiliates to leave or terminate their employment or consulting with the Company or its affiliates.

(g)                                 Paiz agrees that he will not make any statement that is disparaging of the Company or any of its affiliates, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process).

4.                                       Early Resignation or Termination for Cause.

In the event that Paiz either (a) voluntarily resigns his employment with an effective date prior to August 31, 2007, or (b) is involuntarily terminated by the Company for “Cause,” Paiz shall not be entitled to the benefits described in Section 2(b) hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Paiz through the date of employment termination.  In the event of the foregoing, the Company shall thereafter have no further obligations to Paiz under this Agreement or the CIC Agreement (as defined below).

For purposes hereof, “Cause” shall have the definition given it in that certain Agreement Re:  Change in Control between Paiz and the Company dated as of April 13, 2003 and as thereafter amended (the “CIC Agreement”).  The parties acknowledge that the CIC Agreement remains in full force and effect and, subject to the first paragraph of this Section 4, shall govern the parties’ rights and obligations in the event of a Change in Control (as defined in the CIC Agreement) in accordance with the terms and conditions therein.

5.                                       Equity Compensation.

Paiz’s vested stock options issued under the Company’s Amended and Restated 2001 Equity Incentive Plan (the “Equity Plan”) shall, pursuant to the terms and conditions of the Equity Plan and Paiz’s Stock Option Award Agreements, be exercisable by Paiz for a period of 90 days following the Termination Date.  All options not vested as of the Termination Date and all shares of restricted stock for which restrictions have not lapsed (the “Restricted Shares”) as of the Termination Date shall be cancelled and/or shall not be exercisable.  Pursuant to and in accordance with the terms of the Equity Plan and Paiz’s Restricted Stock Award Agreements, the Company shall repurchase any remaining Restricted Shares following the Termination Date for an amount equal to $0.01 per share, without interest or premium.

6.                                       No Claims Filed.

Paiz represents that he has not filed any complaints, charges or lawsuits against the Company or against (1) any current or former officers, directors, shareholders, employees and agents of the Company, (2) any current or former affiliate or related entity of the Company (including subsidiaries and divisions), or (3) the current or former officers, directors, shareholders, employees and agents of said affiliates or related entities (including subsidiaries and divisions), that he will not file any lawsuit or claim against any of these entities or persons at any time hereafter for any event occurring prior to the date of this Agreement, and that if any court assumes jurisdiction of any lawsuit or claim against any of these entities or persons on behalf of Paiz, he will promptly request that the matter be dismissed with prejudice.  This provision does not affect Paiz’s right to file a charge or complaint with the Equal Employment Opportunity Commission, nor does it affect his statutory right to indemnification from the Company.

7.                                       Release.

As a material inducement to enter into this Agreement, Paiz hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and all of its current and former subsidiaries, parent companies, affiliates, divisions, successors, predecessors, related entities, assigns, owners, stockholders, partners, directors, officers, employees, agents, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, suspected or unsuspected (“Claim” or “Claims”) which Paiz now has, owns or holds, or claims to have, own or hold, or which Paiz at any time heretofore had, owned or held, or claimed to have had, owned or held, or which Paiz at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the Releasees relating to any event, act or omission that has occurred as of or prior to the date of this Agreement.  This Release shall not apply to any of the Company’s obligations under the terms of this Agreement, to the Company’s obligations to Paiz under any 401k or pension plan, to the Company’s obligation to indemnify Paiz under its Certificate of Incorporation, its Bylaws, applicable law and/or contract or to any claim that may not be released as a matter of law.

8.                                       Waiver of Rights.

Paiz expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, as well as all comparable provisions of federal and other states’ laws, and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Paiz expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

9.                                       Waiver of Age Discrimination Claims.

This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

(a)                                  Paiz acknowledges and agrees that he has read and understands the terms of this Agreement, and that his release of claims includes any and all claims arising under the Age Discrimination in Employment Act.

(b)                                 Paiz acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary or appropriate, such that he is entering into this Agreement freely, knowingly and voluntarily.

(c)                                  Paiz acknowledges that he has been given 21 days in which to consider whether or not to enter into this Agreement.  Paiz understands that, at his option, he may elect not to use the full 21-day period.

(d)                                 Paiz shall have 7 days after signing this Agreement to revoke this Agreement.  This Agreement will not become effective until the expiration of the revocation period. Paiz acknowledges and agrees that any revocation of this Agreement must be in writing and received by the Company’s General Counsel no later than 5:00 p.m. on the seventh day in order to be effective.  If Paiz does not revoke acceptance within the 7-day period, this Agreement will become fully effective and enforceable on the eighth day after the Agreement is signed.

(e)                                Paiz does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  Paiz also is not waiving his right to file a complaint or charge with the EEOC (including a challenge to the validity of this Agreement) or participate in any investigation or proceeding conducted by the EEOC.

10.                                 No Assignments or Transfers of Claims.

Paiz represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and agrees to indemnify, defend and hold Releasees harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any Claims or any portion thereof or interest therein.

11.                                 Miscellaneous.

(a)                                  No Third-Party Beneficiaries; Binding Effect.  Except as provided herein, this Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.  This Agreement shall be binding upon the Company and Paiz and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees.

(b)                                 Entire Agreement.  This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they are related in any way to the subject matter hereof.

(c)                                  Assignment.  This Agreement and the rights and duties hereunder are personal to Paiz and shall not be assigned, delegated, transferred, pledged or sold by Paiz without the prior written consent of the Company.

(d)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(e)                                  Notice.  Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (1) delivered personally to the party to whom the same is directed, or (2) sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier addressed as follows:

If to Paiz:	to his address of residence in the records of the Company

If to the Company:	Quidel Corporation
10165 McKellar Court
San Diego, California 92121

	Facsimile:	858-646-8028
	Attention:	General Counsel

or to such other address as any such party may from time to time specify by notice to the other party.  Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon confirmed receipt, if sent by facsimile, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid or by nationally recognized overnight courier.

(f)                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(g)                                 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant of this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant of this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h)                                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)                                     Expenses.  Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(j)                                     Construction.  The language of this Agreement shall be interpreted simply and in accordance with its plain meaning.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless the context clearly requires otherwise, references to Sections are to the Sections of this Agreement.

(k)                                  Arbitration.  The Company and Paiz agree that any dispute regarding the application, interpretation or breach of this Agreement (including, but not limited to, any alleged misrepresentation made herein) will be subject to final and binding arbitration before JAMS/Endispute of San Diego, California pursuant to the then existing JAMS rules applicable to any such dispute.  Any resolution, opinion or order of JAMS/Endispute may be entered as a judgment of a court of competent jurisdiction.  This Agreement shall be admissible in any proceeding to enforce its terms.

(l)                                     Paiz’s Acknowledgment.  Paiz acknowledges (1) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (2) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

QUIDEL CORPORATION

By:	/s/ Caren Mason
Caren Mason
President and Chief Executive Officer

MARK PAIZ

By:	/s/ Mark Paiz
Mark Paiz

EXHIBIT A

RESIGNATION

(Effective August 31, 2007)

Date:	June 1, 2007

To:	Board of Directors
Quidel Corporation

From:	Mark Paiz

Subject:	Resignation

This letter is to confirm my resignation as an officer of Quidel Corporation (the “Company”), effective as of August 31, 2007, together with all other employment, Director and trustee positions held with Quidel Corporation and any of its subsidiaries or with their respective employee plans.

This letter is also to confirm that my resignation is not a result of any disagreement with the Company as to the Company’s operations, policies or practices.

/s/ Mark Paiz
Mark Paiz

EXHIBIT B

RELEASE OF CLAIMS

(To be signed on or after August 31, 2007)

1.                                       For valuable consideration, I irrevocably release Quidel Corporation (“Quidel”), and its subsidiaries, affiliates, directors, officers, agents and employees from any and all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to or arise out of my hiring, employment with or termination of my employment with Quidel.  The claims released include, but are not limited to, any and all claims arising from or related to my employment with Quidel and/or its affiliates, such as claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA Plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort.  This Release is not intended to, and does not, encompass (i) any right to compensation or benefits that I have under my Separation and General Release Agreement with Quidel, (ii) any claims I may have for workers’ compensation benefits, (iii) any claims related to my COBRA rights, (iv) any rights I may have to indemnification, and (v) any claims that may not be waived as a matter of law.

2.                                       I intend that this Release cover all claims subject hereto, whether or not known to me.  I further recognize the risk that, subsequent to the execution of this Agreement, I may incur or discover loss, damage or injury which I attribute to the claims encompassed by this Release.  I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.

3.                                       I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

4.                                       I acknowledge that Quidel has given me 21 days in which to consider this Release and advised me to consult an attorney about it.  I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel.  This Release will not be final and effective until the expiration of this revocation period.

Dated:	, 2007
Mark Paiz